                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 28, 2000 AT 2:00 P.M., LOCAL TIME
                            ------------------------

                            THE CHASE MANHATTAN BANK
                                270 PARK AVENUE
                             ELEVENTH FLOOR, ROOM C
                               NEW YORK, NEW YORK

    Notice is hereby given that the 2000 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at The Chase Manhattan Bank, 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 28, 2000 at 2:00 p.m., local time, for the following purposes:

       1.  To elect three directors for terms expiring in 2003.

       2. To consider and take action upon a proposal to approve the Company's 2000 Directors' Stock Option Plan.

       3. To consider and take action upon a proposal to approve the material terms of certain awards under the Company's 1993 Long-Term Incentive Plan.

       4. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the year 2000.

       5. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the Annual Meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel
                                                          and Secretary

March 27, 2000                                             [RECYCLED PAPER LOGO]

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 2000

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 2000 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 27, 2000.

     The Board of Directors has fixed the close of business on March 1, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2000 Annual Meeting.

     On March 1, 2000, there were outstanding and entitled to vote 7,289,071 shares of Common Stock. The number of shares of Common Stock as of March 1, 2000, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 28, 2000 to stockholders of record at the close of business on April 3, 2000.

                      SALE OF UNDERWRITERS RE GROUP, INC.

     On December 30, 1999, the Company entered into an agreement to sell Underwriters Re Group, Inc. ("URG") to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of URG at the closing date. The Company will retain URG's London-based Lloyd's operations to be conducted through Alleghany Underwriting Holdings Ltd. (previously referred to as Venton Holdings Ltd.). The transaction is expected to close in April 2000.

                             PRINCIPAL STOCKHOLDERS

     As of March 1, 2000, approximately 35.3 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2000 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                    -------------------------------------------------------------
                                       SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                    POWER AND/OR SOLE      AND/OR SHARED                 PERCENT
OF BENEFICIAL OWNER                 INVESTMENT POWER     INVESTMENT POWER      TOTAL     OF CLASS
-------------------                 -----------------   -------------------   -------    --------
F.M. Kirby........................       297,235              638,761         935,996(1)    12.8
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr................       534,385                   --         534,385(2)     7.3
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson............       143,933              252,943         396,876(3)     5.4
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby.........       317,881              392,786         710,667(4)     9.8
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,                (5)                  (5)        731,589(5)    10.0
  Inc. ...........................
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Sasco Capital, Incorporated.......            (6)                  --         370,005(6)     5.1
  10 Sasco Hill Road
  Fairfield, CT 06430
Franklin Mutual Advisers, Inc.....       578,470                   --         578,470(7)     7.9
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------

* See Note (4) on page 3.

------------------

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 440,875 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 197,886 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 186,891 shares directly.

(2) Includes 305,655 shares held by a trust of which of Allan P. Kirby, Jr. is co-trustee and beneficiary; and 14,363 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan. Mr. Kirby held 214,367 shares directly.

(3) Includes 42,723 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 143,933 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and in 1999 by Old Alleghany or the Company; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 227,035 shares.

(5) According to an amendment dated February 9, 2000 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 390,458 shares, shared voting power over 243,883 shares and no voting power over 97,248 shares, for a total of 731,589 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 487,706 shares and shared dispositive power over 243,883 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its
    Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 243,883 shares over which Southeastern had shared voting power and shared dispositive power were owned by a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to an amendment dated February 10, 2000 to a Schedule 13G statement filed by Sasco Capital, Incorporated ("Sasco"), Sasco had sole voting power over 198,193 shares and sole dispositive power over 370,005 shares.

(7) According to an amendment dated January 18, 2000 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC ("Franklin"), Franklin had sole voting power and sole dispositive power over 578,470 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. ("FRI"), and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Charles B. Johnson and Rupert H. Johnson, Jr., were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     John J. Burns, Jr., Dan R. Carmichael and William K. Lavin have been nominated by the Board of Directors for election as directors at the 2000 Annual Meeting, each to serve for a term of three years, until the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Burns, Carmichael and Lavin were last elected by the stockholders of the Company at their Annual Meeting on April 25, 1997.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2000 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2001 or 2002.

                                                          President, Alleghany Corporation;
Nominee for Election:                                     director, Burlington Northern Santa Fe
John J. Burns, Jr.          [PHOTO of John J. Burns,      Corporation, Fidelity National Financial,
Age 68                                Jr.]                Inc., Mineral Holdings Inc., Underwriters
Director since 1968                                       Re Group, Inc. and World Minerals Inc.
                                                          Chairman of the Nominating Committee and
                                                          member of the Executive Committee.

Nominee for Election:                                     President and Chief Executive Officer,
Dan R. Carmichael               [PHOTO of Dan R.          IVANS, Inc. (communications technology and
Age 55                            Carmichael]             remarketer). Chairman of the Compensation
Director since 1993                                       Committee and member of the Audit
                                                          Committee.

Nominee for Election:                                     Financial Consultant; director, Novex
William K. Lavin              [PHOTO of William K.        Systems International, Inc. and
Age 55                               Lavin]               Underwriters Re Group, Inc. Chairman of
Director since 1992                                       the Audit Committee and member of the
                                                          Compensation Committee.

Allan P. Kirby, Jr.                                       President, Liberty Square,
Age 68                         [PHOTO of Allan P.         Inc.(investments); management of family
Director since 1963               Kirby, Jr.]             and personal affairs. Chairman of the
Term expires in 2001                                      Executive Committee.

                                                          Chairman and Chief Executive Officer of
Thomas S. Johnson                                         GreenPoint Financial Corp. and its
Age 59                        [PHOTO of Thomas S.         subsidiary GreenPoint Bank (banking);
Director since 1997 and             Johnson]              director, R.R. Donnelly & Sons Company and
for 1992-1993                                             Online Resources & Communications
Term expires in 2001                                      Corporation. Member of the Audit
                                                          Committee.


James F. Will                                       Retired President and Chief Executive Officer
Age 61                    [PHOTO of James F. Will]  of Armco Inc. (steel manufacturing and metals
Director since 1992                                 processing). Member of the Executive and
Term expires in 2001                                Nominating Committees.

F.M. Kirby                                          Chairman of the Board, Alleghany Corporation;
Age 80                     [PHOTO of F.M. Kirby]    director, World Minerals Inc. Member of the
Director since 1958                                 Executive Committee.
Term expires in 2002

Roger Noall                                         Retired Executive, KeyCorp (banking); chairman,
Age 64                     [PHOTO of Roger Noall]   Victory Funds and director, Elite Information
Director since 1996                                 Systems, Inc. Member of the Compensation and
Term expires in 2002                                Nominating Committees.

                                                    Dean, Fuqua School of Business at Duke
                                                    University (education); chairman, Centre for
Rex D. Adams                                        Economic Policy Research, director, Public
Age 60                    [PHOTO of Rex D. Adams]   Broadcasting Service, Public/Private Ventures
Director since 1999                                 and trustee, Committee for Economic Development
Term expires in 2002                                and Woods Hole Oceanographic Institution.
                                                    Member of the Audit Committee.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Carmichael has been President and Chief Executive Officer of IVANS, Inc. since July 1995 and Chairman since March 1997. Mr. Carmichael served as President and Chief Executive Officer of Anthem Casualty Insurance Group, Inc. (insurance) and President and Chief Executive Officer of The Shelby Insurance Company (insurance) prior thereto. Prior to his retirement on September 30, 1999, Mr. Will was the President and Chief Executive Officer of Armco Inc. Mr. Noall was an Executive of KeyCorp from January 1, 1997 until his retirement on March 1, 2000. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer, and as General Counsel and Secretary, of KeyCorp prior thereto. Mr. Adams has been Dean of Fuqua Business School since June 1, 1996. Mr. Adams served as Executive Vice President, Administration of Mobil Corporation (oil, gas and petrochemicals) prior thereto.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     The Board of Directors held eight meetings in 1999. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held in 1999.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held one meeting in 1999.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held four meetings in 1999.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held four meetings in 1999, also administers the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held two meetings in 1999.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2000 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
John J. Burns, Jr. ......       57,409                    --           57,409(1)       0.79
Dan R. Carmichael........        7,835                   208            8,043(2)(3)    0.11
William K. Lavin.........        9,260                    --            9,260(2)       0.13
Allan P. Kirby, Jr. .....      534,385                    --          534,385(4)       7.31
Thomas S. Johnson........        2,711                    --            2,711(2)       0.04
James F. Will............        9,036                    --            9,036(2)       0.12
F.M. Kirby...............      297,235               638,761          935,996(5)      12.84
Roger Noall..............        4,680                    --            4,680(2)       0.06
Rex D. Adams.............           71                    --               71          0.00
David B. Cuming..........       30,869                    --           30,869          0.42
Robert M. Hart...........        8,501                    --            8,501          0.12
Peter R. Sismondo........        4,251                   410            4,661          0.06

---------------
(1) Includes 740 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes 15,669 shares of Common Stock representing the vesting of 15,669 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off of Chicago Title Corporation in June 1998) made to Mr. Burns in 1996. The payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(2) Includes 6,897 shares of Common Stock in the case of Mr. Carmichael, 8,708 shares of Common Stock in the case of Messrs. Lavin and Will, 1,673 shares of Common Stock in the case of Mr. Johnson and 3,380 shares of Common Stock in the case of Mr. Noall, issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan.

(3) Includes 216 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4) See Note (2) on page 3.

(5) See Note (1) on page 3.

     All nominees named for election as a director, directors and executive officers as a group (12 persons) beneficially owned 1,605,622 shares, or 21.90 percent, of the outstanding Common Stock, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by such nominees, directors and executive officers; such nominees, directors and executive officers had sole voting and investment power with respect to 965,287 shares, shared voting and/or investment power with respect to 639,379 shares and no voting or investment power with respect to 956 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 1999 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 1999. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 1999. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than ten percent of the Company's Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or beneficiaries; therefore, the Company does not know whether she, her estate, or any beneficiary of her estate beneficially owned more than ten percent of its Common Stock during 1999 nor whether any such person was required to file reports required by
Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $4,500, and each other member thereof receives an annual fee of $3,600. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives in May of each year his retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares on the date of payment, and one-half in cash. On May 4, 1999, each eligible director received seventy-one shares of Common Stock.

     Pursuant to the Amended and Restated Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 26, 1999, each eligible director received an option to purchase 1,641 shares of Common Stock at a price of $187.50 per share; such option includes antidilution adjustments to reflect the spin-off of Chicago Title Corporation in June 1998.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's subsidiary URG and its subsidiaries, including Mr. Lavin, receives an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting attended or conference telephone meeting attended. As chairman of the Audit Committee of the URG board, Mr. Lavin receives $1,500 for each committee meeting attended. In 1999, Mr. Lavin received a total of $33,021 for services in these capacities.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 1999.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                    ----------------------------------    LONG-TERM
                                                          OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                              BONUS     COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                     YEAR    SALARY      (1)          (2)            (3)            (5)
------------------           ----   --------   --------   ------------   ------------   ------------
John J. Burns, Jr.,........  1999   $838,400   $512,657     $25,648       $5,336,099(4)   $154,854
  President and chief        1998    800,000    651,566      23,643        6,306,362(4)    146,139
  executive officer          1997    655,750    400,964      12,029        1,171,965       111,835

F.M. Kirby,................  1999   $394,085   $     --     $17,067       $       --      $ 78,967
  Chairman of the            1998    376,035         --      14,973          793,690        73,789
  Board                      1997    354,050         --       8,181          540,080        62,629

David B. Cuming,...........  1999   $377,478   $181,874     $14,829       $  755,764      $ 71,905
  Senior Vice President      1998    360,188    174,359      13,171          846,858        67,572
                             1997    339,800    166,656       7,489          576,845        58,704

Robert M. Hart,............  1999   $377,478   $188,671     $ 5,948       $  755,764      $ 63,391
  Senior Vice                1998    360,188    178,140       5,498          846,858        60,189
  President, General         1997    339,800    168,057       4,182          576,845        55,605
  Counsel and Secretary

Peter R. Sismondo,.........  1999   $183,906   $ 70,068     $ 2,524       $  387,712      $ 30,420
  Vice President,            1998    175,483     42,298       2,251          433,680        28,833
  Controller,                1997    165,550     38,205       1,814          282,510        29,536
  Assistant Secretary
  and Treasurer

---------------

(1) These amounts represent (i) bonuses earned under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; and (ii) for Mr. Burns in 1998, an additional amount representing the portion of his 1997 bonus opportunity dependent on his personal objectives, the assessment of which had been deferred pending completion of the June 1998 spin-off of Chicago Title Corporation, equal to $40,096.

(2) These amounts represent payments for reimbursement of taxes.

(3) These amounts represent payouts in settlement of performance shares awarded under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock.

(4) The 1999 amount includes a payout of $3,763,750, and the 1998 amount includes a payout of $4,585,542, each in respect of one-half of a special award of an aggregate 40,966 performance shares made to Mr. Burns under the 1993 Plan in 1996, as adjusted for stock dividends and to reflect the spin-off of Chicago Title Corporation. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending, in the case of the 1999 amount, upon the stockholders' equity per share equaling or exceeding $314 as at the end of any year ending on or before December 31, 1999 and, in the case of the 1998 amount, upon the closing market price of the Common Stock exceeding $312 for each of any 20 consecutive trading days ending on or before December 31, 1999, and in each case occurring while Mr. Burns was chief executive officer of the Company. The goal for the 1999 amount was achieved in the year ending December 31, 1999, and the goal for the 1998 amount was achieved in early 1998 prior to the spin-off of Chicago Title Corporation. Payout of 15,669 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(5) The 1999 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $125,520, $59,000, $56,513, $56,513 and
    $27,533, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $25,958, $19,967, $12,016, $3,502 and $817, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. In the case of Mr. Burns, at his election, such death benefit shall not exceed $3,000,000. The 1999 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $3,376, $3,376, $3,376 and $2,070, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1999

                                                    PERFORMANCE
                                                      OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                                NUMBER OF SHARES,   PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                 UNITS OR OTHER      MATURATION    -------------------------------
NAME                                 RIGHTS          OR PAYOUT     THRESHOLD   TARGET    MAXIMUM
----                            -----------------   ------------   ---------   ------   ----------
John J. Burns, Jr. ...........       30,000(1)       2000-2002      $13,547     --      $5,418,750
F.M. Kirby....................           --                 --           --     --              --
David B. Cuming...............        2,776(2)       2000-2003      $ 1,292     --      $  516,943
Robert M. Hart................        2,776(2)       2000-2003      $ 1,292     --      $  516,943
Peter R. Sismondo.............        1,427(2)       2000-2003      $   664     --      $  265,734

---------------
(1) This amount represents a special award of performance shares under the 1993 Plan to Mr. Burns. The payout of these performance shares will be made one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. The maximum payout in respect of one-half of such award will be made if the closing market price of the Common Stock for each of any twenty consecutive trading days ending on or before June 30, 2002 and occurring while Mr. Burns is chief executive officer of the Company equals or exceeds $267, and no payout will be made if such closing market price does not equal or exceed $233. The maximum payout in respect of the remaining one-half of such award will be made if stockholders' equity per share of Common Stock equals or exceeds $234 as at the end of any fiscal quarter ending on or before June 30, 2002 and while Mr. Burns is chief executive officer of the Company, and no payout will be made if such stockholders' equity per share of Common Stock does not equal or exceed $205. The payout for market prices between $233 and $267, and for stockholders' equity per share of Common Stock between $205 and $234, will be determined by interpolation. The payout of 15,000 of these performance shares will be deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified. The Compensation Committee granted to Mr. Burns in January 2000, instead of December 1999, an award of 6,721 performance shares with performance criteria as described in Note (2) below, in order to qualify the award pursuant to the 1993 Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and thus to preserve the Company's right to a tax deduction in respect of such compensation.

(2) These amounts represent performance shares awarded under the Company's 1993 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period, measured from a base of $9.06 in respect of performance shares for the 2000-2003 award period. No payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers (excluding Mr. Kirby), retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years of employment, plus (ii) one-half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary and annual bonus are the amounts that would appear in the salary and bonus columns of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Kirby elected in 1996 to receive his benefits under, and no longer participates in, the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 1999 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                  YEARS OF SERVICE
AVERAGE                                        ----------------------
COMPENSATION                                      10       15 OR MORE
------------                                   --------    ----------
$  125,000...................................  $ 53,788     $ 80,682
   150,000...................................    64,546       96,819
   175,000...................................    75,303      112,955
   200,000...................................    86,061      129,091
   225,000...................................    96,819      145,228
   250,000...................................   107,576      161,364
   300,000...................................   129,091      193,637
   400,000...................................   172,122      258,183
   450,000...................................   193,637      290,456
   500,000...................................   215,152      322,729
   600,000...................................   258,183      387,274
   700,000...................................   301,213      451,820
   800,000...................................   344,244      516,366
   900,000...................................   387,279      580,919
 1,000,000...................................   430,310      645,466
 1,100,000...................................   473,341      710,012

     As of December 31, 1999, the credited years of service for Messrs. Burns, Cuming, Hart and Sismondo were 31.75, 23, 10 and 12, respectively. The average salary of each of Messrs. Burns, Cuming, Hart and Sismondo for purposes of the Retirement Plan was $997,472, $436,126, $437,049, and $195,730, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company in 1997, 1998, and 1999 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the Company's 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 1997, 1998 or 1999). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities for 1999 for each of Messrs. Burns, Cuming and Hart were adjusted from the prior year at the rate of 4.8 percent or in proportion to changes in salaries; Mr. Sismondo's 1999 maximum bonus opportunity was increased to 40 percent of his 1999 salary, which represented a 54 percent increase in bonus opportunity from 1998, in recognition of his current responsibilities. Bonus opportunities for executive officers for 1998 were adjusted from the prior year in proportion to changes in salaries; bonus opportunities for executive officers for 1997 were adjusted from the prior year at the rate of

10 percent, which was in excess of average salary increases of 7.5 percent from 1996. Bonus opportunities for executive officers of the Company as a percentage of salaries for 1999 ranged from 76 percent of salary for Mr. Burns to 40 percent of salary for the most junior executive officer of the Company, and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation.

     For 1999, the portion of the cash bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 1999-2003. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. The Company's 1999 net earnings per share exceeded 110 percent of the plan for 1999; therefore, the maximum amounts were earned on that portion of the cash bonus opportunities that was dependent on corporate objectives.

     The remainder of the cash bonus opportunities of the executive officers of the Company for 1999 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. No amount was authorized in respect of Mr. Burns's individual objectives for 1999 since such objectives were not achieved.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1993 Plan (except that Mr. Kirby did not receive any such awards in 1997, 1998 or 1999). This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts generally have been made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 1999 for the 2000-2003 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 1999 to 2000 and to reflect the movements in the price of the Common Stock.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

     In 1999, the Compensation Committee granted a special award of 30,000 performance shares for the award period ending June 30, 2002 to Mr. Burns, to reward his continuing contributions to the Company and to ensure his retention until such time as he is succeeded. The terms of such performance shares, the value of which depends upon significant growth in the market value of the Common Stock and stockholders' equity per share of Common Stock, are consistent with similar arrangements of comparable public companies. Such terms are more fully described in Note (1) to the table relating to long-term incentive awards.

Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation" under Section 162(m). To that end, the 1993 Plan was amended and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting, and certain material terms of such awards under the 1993 Plan are again being submitted for the approval of stockholders at the 2000 Annual Meeting. All of the performance shares awarded in 1999 to Messrs. Cuming, Hart and Sismondo described in Note (2) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m). Of the 30,000 performance shares awarded to Mr. Burns in 1999 and described in Note (1) to such table, 15,000 performance shares are also intended to so qualify; the Company believes that the deferred payout of the remaining 15,000 performance shares will preserve the Company's deduction for compensation in respect thereof. As described in Note (1) to such table, the Compensation Committee granted an award of performance shares to Mr. Burns in January 2000, instead of December 1999, in order to qualify such award as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with the "performance-based compensation" rules of Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the material terms of bonuses under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations regarding compliance with Section 162(m) based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1995-99 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     The Company is a moderately diversified business enterprise with revenues currently generated by its operations in property and casualty reinsurance and insurance, industrial minerals, financial services and steel fasteners.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. In past years, the Company had compared its performance to a group of "peer" issuers that, in addition to the Company, consisted of Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation, American Financial Group, Inc. and Reliance Group Holdings, Inc.

     In July 1999, Transamerica Corporation was acquired by AEGON N.V. As a result, Transamerica is no longer included in the group of "peer" issuers for the Company.

Performance Graph

                                                        ALLEGHANY                    S&P 500                   PEER GROUP
                                                        ---------                    -------                   ----------
1995                                                     132.87                      137.58                      167.69
1996                                                     145.11                      169.17                      193.21
1997                                                     198.80                      225.60                      247.72
1998                                                     210.46                      290.08                      245.04
1999                                                     211.95                      351.12                      180.73

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in each of the years 1995 through 1997 and in 1999 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year. On June 17, 1998, the Company distributed its shares of Chicago Title Corporation to the Company's stockholders on a pro rata basis. Accordingly, of the five years shown in the above graph, three years and five and one-half months represent the performance of the Company prior to the spin-off and one year and six and one-half months represent the performance of the Company after the spin-off. The graph accounts for the spin-off as though it were paid in cash and reinvested in Common Stock of the Company on the date of the spin-off.

                     2.  2000 DIRECTORS' STOCK OPTION PLAN

The 2000 Plan

     The Board of Directors believes it to be in the best interests of the Company and its stockholders to encourage increased share ownership by directors who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through continuing ownership of shares of the Company's Common Stock. To provide for such increased share ownership, the Board of Directors has adopted the Alleghany Corporation 2000 Directors' Stock Option Plan (the "2000 Plan"). The 2000 Plan is in substantially the same form as the Amended and Restated Directors' Stock Option Plan, which was approved by the Company's stockholders at the 1994 Annual Meeting, and which expired December 31, 1999 (the "Old Plan"). Like the Old Plan, the 2000 Plan provides for the automatic grant of nonqualified stock options ("Options") to purchase 1,000 shares of Common Stock of the Company, subject to antidilution and other adjustments, in each year as of the first business day after the Annual Meeting of Stockholders of the Company to each director of the Company who is not an employee thereof or of any of its subsidiaries. No consideration will be paid to the Company upon the grant of the Options. There are currently seven directors of the Company who are not employees thereof or of any of its subsidiaries.

     The 2000 Plan is administered by the Board of Directors. The Board of Directors shall, subject to the provisions of the 2000 Plan, grant Options under the 2000 Plan and has authority, within the limits of the 2000 Plan, to prescribe the form of agreement embodying awards of Options, to construe the 2000 Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the 2000 Plan as it may deem desirable.

     Awards under the 2000 Plan shall include only Options to purchase shares of Common Stock of the Company. A maximum of 50,000 shares of Common Stock may be issued under the 2000 Plan pursuant to the exercise of Options, subject to antidilution and other adjustments. Such shares of Common Stock may be either authorized but unissued shares or shares held by the Company as treasury shares. On March 1, 2000, the fair market value (as defined in the 2000 Plan) of shares of Common Stock of the Company was $187.625 per share, or $9,381,250 in the aggregate for the 50,000 shares of Common Stock subject to the 2000 Plan.

     The 2000 Plan provides that no Option granted under the 2000 Plan shall be exercisable more than ten years after its grant and the price at which shares of Common Stock may be purchased under any such Option shall be the fair market value of such shares on the date such Option is granted, which is defined as the average of the high and low sales prices of a share of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of grant or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading. Upon exercise of an Option, the Option price is required to be paid in cash or by check, or in shares of Common Stock valued at the fair market value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     An Option granted under the 2000 Plan becomes exercisable as to one-third of the total number of shares of Common Stock covered by the Option on each of the first, second and third anniversaries of the date of grant of the Option, provided that the Option automatically becomes immediately exercisable in full when the director's service ceases for any reason other than death.

     The Board of Directors may amend or terminate the 2000 Plan at any time, provided, however, that no such action shall materially and adversely affect any rights or obligations of any person, without his consent, under any Option theretofore granted under the 2000 Plan, and provided further, that no such amendment, without approval of the holder of a majority of the shares of Common Stock voted thereon in person or by proxy, shall increase the maximum number of shares of Common Stock as to which Options may be granted under the 2000 Plan, reduce the minimum Option exercise price described in the 2000 Plan, extend the period during which Options may be granted or exercised under the 2000 Plan or change the class of persons eligible to receive Options under the 2000 Plan.

     The 2000 Plan will be effective upon approval of the 2000 Plan by the stockholders of the Company at the 2000 Annual Meeting. If the 2000 Plan is approved, awards will be made, commencing in May 2000 and annually thereafter, on the day after the Annual Meeting of Stockholders of the Company in accordance with the 2000 Plan. No awards may be granted under the 2000 Plan after December 31, 2004.

     A copy of the 2000 Plan is set forth in full in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2000 Plan, and is qualified by reference to the full text of the 2000 Plan.

Federal Income Tax Consequences

     All Options issued under the 2000 Plan are "nonqualified" for federal income tax purposes. A recipient of an Option will realize no income on the grant of the Option. However, a recipient will realize ordinary income on the exercise of the Option, in an amount equal to the excess of the fair market value of the shares of Common Stock acquired on that date over the exercise price of the Option. Any difference between such fair market value and the price at which the Common Stock may be subsequently sold by the recipient will be treated as capital gain or loss, short-term or long-term, depending on the holding period for the Common Stock acquired on the exercise of the Option. The Company generally will be entitled to deduct as compensation the amount realized by the recipient as ordinary income.

     The dollar value of benefits to be received by non-employee directors of the Company are not determinable as of the date hereof; however, if the 2000 Plan is approved by the stockholders of the Company, options to purchase 1,000 shares, or 7,000 shares in the aggregate, will be granted to the Company's non-employee directors on May 1, 2000.

Vote Required

     An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2000 Annual Meeting is required to approve the 2000 Plan, provided that the total votes cast on the proposal represent more than the majority of the outstanding Common Stock. Shares which are voted against the approval of the 2000 Plan, shares the holders of which abstain from voting for the approval of the 2000 Plan, and shares held by brokers or nominees as to which (i) such brokers or nominees do not have discretionary authority to vote on this matter and (ii) instructions have not been received from the beneficial owners of such shares ("broker non-votes") will not be counted in the total number of shares voted for the approval of the 2000 Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

     Management recommends a vote "FOR" the approval of the 2000 Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote.

                   3.  MATERIAL TERMS OF CERTAIN AWARDS UNDER
                       THE 1993 LONG-TERM INCENTIVE PLAN

Background

     Section 162(m) of the Code generally disallows a deduction to the Company for compensation paid in any year in excess of $1 million to either the Company's chief executive officer or the four other most highly compensated executive officers who are in the employ of the Company at the end of the year. This deduction limit does not apply to compensation that meets the requirements for "performance-based compensation." In 1995, the Board of Directors adopted, and the stockholders approved, amendments to the 1993 Plan to permit certain awards of long-term incentive compensation under the 1993 Plan to qualify as "performance-based compensation" under Section 162(m) (a "Qualifying Award"). The qualification of income as

"performance-based compensation" does not affect the taxation of the income realized by any officer.

     The regulations under Section 162(m) provide that every five years the Company's stockholders must approve certain material terms of Qualifying Awards. Such material terms include the employees eligible to receive awards under the 1993 Plan, a description of the performance goals on which a Qualifying Award is based, and the maximum amount of compensation payable to any employee pursuant to a Qualifying Award. Because these materials terms were last approved by the stockholders at the Company's 1995 Annual Meeting in connection with the approval of amendments to the 1993 Plan, they are being presented again for approval at the 2000 Annual Meeting in order that certain future awards under the 1993 Plan will qualify as "performance-based compensation."

Purpose

     The purpose of the 1993 Plan is to provide long-term incentives to employees who are responsible for the continued success and growth of the Company and its subsidiaries, and to assist the Company in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The 1993 Plan permits the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. The 1993 Plan will terminate on December 31, 2002, unless sooner terminated by action of the Board of Directors. No awards may be granted after termination of the 1993 Plan.

Material Terms for Approval by Stockholders

Eligible Employees

     The Compensation Committee may select participants in the 1993 Plan from among the employees of the Company and its subsidiaries. The term "employee," as used in the 1993 Plan, means any person (including any officer or director) employed by the Company or a subsidiary on a salaried basis, and the term "subsidiary," as used in the 1993 Plan, means any corporation a majority of whose outstanding voting securities is beneficially owned, directly or indirectly, by the Company. The Company and its subsidiaries currently have approximately 2,670 employees.

Performance Goals

     The Compensation Committee may grant an award to any participant that is intended to be a Qualifying Award. Awards granted by the Compensation Committee which are intended to be Qualifying Awards (other than stock options) must be granted conditional upon the achievement of one or more of the performance goals established by the Compensation Committee in writing at the time the award is granted. The performance goals may vary from participant to participant and award to award, and may be based upon the attainment of specific amounts of, or increases in, one or more of the following: revenues, operating income, cash flow, income before income taxes, net income, earnings per share, net worth, stockholders' equity, return on equity or assets or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof, as the Compensation Committee may deem appropriate. The Compensation Committee can also condition payment of any Qualifying Award upon the attainment of other conditions, such as the completion of a specified period of service with the Company, and can reduce the amount payable pursuant to such a Qualifying Award even if the specified performance goal is attained. Prior to the payment of any Qualifying Award (other than stock options), the Compensation Committee must certify in writing that the performance goals were satisfied. The Compensation Committee also has the discretion to grant awards under the 1993 Plan which are not Qualifying Awards.

Maximum Amount of Compensation Payable to Any Employee Pursuant to a Qualifying Award

     A maximum of 26,115 shares of Common Stock, as adjusted to reflect the two-percent stock dividends paid by the Company in each of the years 1996, 1997 and 1999, and to reflect the spin-off of Chicago Title Corporation in June 1998, may be granted as Qualifying Awards to any participant in any calendar year, subject to antidilution and other adjustments. The Compensation Committee's discretionary authority to make various adjustments to any Qualifying Award is restricted if such adjustment would adversely affect its status as a Qualifying Award.

Other Terms of the 1993 Plan

     The 1993 Plan is administered by the Compensation Committee. No member of the Compensation Committee, during the one-year period prior to such membership or during such membership, shall be granted or awarded equity securities pursuant to the 1993 Plan or any other plan of the Company or any of its affiliates, except as permitted by Securities and Exchange Commission rules. The Compensation Committee has authority to determine, within the limits of the 1993 Plan, the individuals to whom awards will be granted, the type, size and terms of such awards, including any objectives or conditions for earning payment pursuant to such awards, and the time or times when awards will be granted.

     Awards under the 1993 Plan may include, but need not be limited to, cash and/or shares of the Company's Common Stock, rights to receive cash and/or Common Stock and options to purchase shares of Common Stock, including options intended to qualify as incentive stock options under section 422 of the Code, and options not intended to so qualify. The Compensation Committee may also make any other type of award deemed by it to be consistent with the purposes of the 1993 Plan.

     Under the terms of the 1993 Plan, an aggregate of 300,000 shares of Common Stock may be paid to participants under the 1993 Plan and/or purchased pursuant to stock options granted under the 1993 Plan, subject to antidilution and other adjustments. Shares of Common Stock paid to participants and/or purchased pursuant to stock options granted under the 1993 Plan may be either authorized but unissued shares or shares held by the Company as treasury shares. As of March 1, 2000, approximately 53,483 shares of Common Stock have been paid pursuant to awards granted under the 1993 Plan; an additional 480,860 shares of Common Stock (as adjusted to reflect the two-percent stock dividends paid by the Company in each of the years 1993 through 1997 and in 1999, and to reflect the spin-off of Chicago Title Corporation in June 1998) are available for awards granted under the 1993 Plan.

     The 1993 Plan provides that the term of a stock option shall be determined by the Compensation Committee but that no stock option granted under the 1993 Plan shall be exercisable more than twelve years (or, in the case of an incentive stock option, ten years) after its grant and the price at which shares of Common Stock may be purchased under any such stock option shall not be less than 100 percent of its "fair market value," as defined in the 1993 Plan, on the date of grant. "Fair market value" is defined in the 1993 Plan generally as the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then fair market value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded. Upon exercise of a stock option, the option price is required to be paid in cash or, at the discretion of the Compensation Committee, in shares of Common Stock valued at the fair market value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     The 1993 Plan authorizes the Compensation Committee, in the event of any tender offer or exchange offer (other than an offer by the Company) for shares of Common Stock, to take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase of outstanding stock options.

     The Board of Directors, without the consent of any participant, may amend or terminate the 1993 Plan at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the 1993 Plan, and provided further, that no such amendment, without approval of the holders of a majority of the shares of Common Stock voted thereon, shall increase the number of shares of Common Stock subject to the 1993 Plan (other than increases pursuant to antidilution and other adjustments), extend the period during which awards may be granted, increase the maximum term for which stock options may be issued under the 1993 Plan, decrease the minimum price at which stock options may be issued under the 1993 Plan, or materially modify the requirements for eligibility to participate in the 1993 Plan.

     The per share fair market value (as defined in the 1993 Plan) of the Company's Common Stock on March 1, 2000 was $187.625 and the aggregate market value on such date of the 480,860 shares of Common Stock available to be paid pursuant to awards granted under the 1993 Plan was $90,221,357.50. There is no limit specified in the 1993 Plan on the amount of cash which may be paid pursuant to awards granted under the 1993 Plan.

     The Company's Deferred Compensation Plan, which provides for unfunded deferred compensation arrangements for directors and officers of the Company, permits deferrals of all or a portion of any payments under the 1993 Plan or any successor long-term incentive plan for such periods and upon such terms as the Compensation Committee determines.

     A copy of the 1993 Plan is set forth in full in Exhibit B to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 1993 Plan, and is qualified by reference to the full text of the 1993 Plan.

Federal Income Tax Consequences

     The grant and payment of awards under the 1993 Plan have varying tax consequences to the Company and varying tax consequences to the participant, depending upon the nature of the award and certain other consequences.

     A participant in the 1993 Plan that is granted shares of Common Stock as "performance shares" generally will not realize income upon the grant of the performance shares. Rather, such participant would realize ordinary income, and the Company would be entitled to a corresponding deduction, subject to the limitation of Section 162(m), at the time the performance shares are paid. The amount of income realized by the participant would be equal to the fair market value of the shares of Common Stock received as payment for the "performance shares."

     A participant who is granted a non-qualified stock option will not realize any income on the grant of the option. However, a participant will realize ordinary income on the exercise of the option, in an amount equal to the excess of the fair market value of the shares of Common Stock acquired on that date over the option price. Any difference between such fair market value and the price at which the Common Stock may be subsequently sold by the participant will be treated as capital gain or loss, short-term or long-term, depending on the holding period for the Common Stock acquired on the exercise of the option. The Company generally will be entitled to deduct as compensation the amount realized by the participant as ordinary income.

     Special rules apply to awards of incentive stock options. A participant who is granted an incentive stock option will not realize income upon the grant or exercise of such option, provided that the optionee was an employee of the Company or a subsidiary of the Company for the entire period from the date of grant until three months before the date of exercise. If the optionee does not dispose of the Common Stock acquired upon exercise of an incentive stock option for at least two years after grant and at least one year after the Common Stock is transferred to him, all gain realized upon the disposition of the shares of Common Stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss. If these holding periods are met, the Company will not be allowed any deduction with respect to the exercise of the incentive stock option.

     The amount of options granted under the 1993 Plan which are eligible for favorable tax treatment as incentive stock options is subject to certain limitations. In particular, to the extent that the aggregate fair market value of the Common Stock with respect to which incentive stock options are exercisable (including by reason of a change in control) for the first time by any individual during any calendar year exceeds $100,000, the options are not treated as incentive stock options, but rather are treated as non-qualified stock options as described above.

     The exercise of an incentive stock option may result in the imposition of an alternative minimum tax. In lieu of the regular income tax, the alternative minimum tax may be imposed in any taxable year on a taxpayer's alternative minimum taxable income ("AMTI"), a specially calculated income tax base. Generally, the difference between the option price and the fair market value on the date of exercise of the shares of Common Stock acquired upon exercise of an incentive stock option will be included in computing an optionee's AMTI in the year of exercise. However, for purposes of determining AMTI in any later year (but not the regular income tax liability), the basis of the shares of Common Stock received will be increased by the amount included in the optionee's AMTI in the year of exercise.

     If the optionee disposes of the Common Stock acquired on the exercise of an incentive stock option within two years from the date of grant or within one year from the date of exercise, he will realize ordinary income in the amount of the lesser of (i) the fair market value of the Common Stock on the date of exercise less the option price, or (ii) the gain realized, provided the stock was disposed of by sale or exchange. Any amount realized in excess of the fair market value of the Common Stock on the date of exercise will be taxable as long-term or short-term capital gain, depending on the period during which the optionee has held the Common Stock. In such event, the Company will be allowed a deduction, subject to the limit of Section 162(m), equal to the amount of ordinary income taxable to the optionee.

     All or some part of the income realized upon the exercise of any incentive stock option or non-qualified stock option that becomes exercisable upon a change in control may constitute an "excess parachute payment" as described in
Section 280G of the Code. In that event, the income realized could be subject to a non-deductible 20 percent excise tax (in addition to regular income tax) and may not be deductible by the Company.

Vote Required

     An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2000 Annual Meeting is required to approve the material terms of Qualifying Awards under the 1993 Plan, provided that the total votes cast on the proposal represent more than the majority of the outstanding Common Stock. Shares which are voted against such approval, shares the holders of which abstain from voting for such approval, and broker non-votes will not be counted in the total number of shares voted for such approval. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes. In the event the material terms of Qualifying Awards are not approved by the stockholders of the Company, the 1993 Plan will remain in effect as approved in 1995 and the Compensation Committee will consider what awards are advisable in lieu of Qualifying Awards.

     Management recommends a vote "FOR" the approval of the material terms of Qualifying Awards under the 1993 Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote.

             4.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2000. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors from 1947 and has been the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

         5.  ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 23, 2000 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2001 Annual Meeting, scheduled for Friday, April 27, 2001.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2000 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel and Secretary

March 27, 2000

                                                                       EXHIBIT A

                             ALLEGHANY CORPORATION
                       2000 DIRECTORS' STOCK OPTION PLAN

     1. PURPOSE. The purpose of the Alleghany Corporation 2000 Directors' Stock Option Plan (the "Plan") is to advance the interests of Alleghany Corporation (the "Company") and its stockholders by encouraging increased stock ownership by members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through ownership of the Company's common stock.

     2. ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall have the power to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Company. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

     3. PARTICIPATION. Each member of the Board of the Company who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below. As used herein, the term "subsidiary" means any corporation at least 40 percent of whose outstanding voting stock is owned, directly or indirectly, by the Company.

     4. AWARDS UNDER THE PLAN.

     (a) Types of Awards. Awards under the Plan shall consist only of Options, which are rights to purchase shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

     (b) Maximum Number of Shares That May Be Issued. There may be issued under the Plan pursuant to the exercise of Options granted after April 28, 2000 an aggregate of not more than 50,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below.

     (c) Rights With Respect to Shares. A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

     5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

     (a) The Option exercise price shall be the fair market value of the shares of Common Stock subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a share of Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

     (b) The term of any Option shall be determined by the Board of Directors, but in no event shall any Option be exercisable more than ten years after the date on which it was granted.

     (c) As of the first business day after the conclusion of each annual meeting of stockholders of the Company, each Non-Employee Director shall automatically receive an Option for 1,000 shares of Common Stock; provided, however, that any Options granted under the Plan prior to any required approval by the stockholders of the Company shall be conditioned upon such approval.

     (d) Prior to stockholder approval of the Plan, the Option shall not be transferable by the optionee. Thereafter, the Option shall be transferable only by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him.

     (e) The Option shall not be exercisable:

          (i) before the expiration of one year from the date it is granted or after the expiration of ten years from the date it is granted and, subject to prior stockholder approval in accordance with Paragraph 10 below, may be exercised during such period as follows: one-third (33 1/3 percent) of the total number of shares of Common Stock covered by the Option shall become exercisable each year beginning with the first anniversary of the date it is granted; provided that an Option shall automatically become immediately exercisable in full when the Non-Employee Director ceases to be a Non-Employee Director for any reason other than death;

          (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made

             (A) in United States dollars by cash or check, or

             (B) in lieu thereof, by tendering to the Company shares of Common Stock owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and the low sales prices of a share of Common Stock on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, or

             (C) by a combination of United States dollars and shares of Common Stock as aforesaid; and

          (iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that

             (A) if such person shall cease to be such a Non-Employee Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year of the date he ceased to be such a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(e)(i) above), may exercise the Option with respect to any shares of Common Stock as to which he has not exercised the Option on the date he ceased to be such a Non-Employee Director; or

             (B) if any person to whom an Option has been granted shall die holding an Option that has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(e)(i) above), exercise the Option with respect to any shares of

        Common Stock as to which the decedent could have exercised the Option at the time of his death.

     6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, the number or kind of shares that may be issued under the Plan pursuant to subparagraphs 4(a) and 4(b) above shall be automatically adjusted to give effect to the occurrence of such event, and the number or kind of shares subject to, or the Option price per share under, any outstanding Option shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

     7. MISCELLANEOUS PROVISIONS.

     (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

     (b) A participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

     (c) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

     (d) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraphs 5(e)(iii)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

     (e) The expenses of the Plan shall be borne by the Company.

     (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

     (g) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, the Plan, the terms and conditions of any agreement embodying awards of Options and any action taken under the Plan by the Company or the Board.

     (h) The masculine pronoun means the feminine and the singular means the plural wherever appropriate.

     (i) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

     8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that (a) except as provided in Paragraph 6 above, the Board may not, without further approval by the stockholders of the Company in accordance with Paragraph 10 below, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, reduce the minimum Option exercise price described in subparagraph 5(a) above, extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan; and (b) Paragraph 3 and subparagraphs 5(a) and 5(d) shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either of such laws. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

     9. TERMINATION. The Plan shall terminate upon the earlier of the following dates or events to occur:

     (a) upon the adoption of a resolution of the Board terminating the Plan; or

     (b) December 31, 2004.

     No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

     10. STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for their approval. Except to the extent otherwise required by the Company's Restated Certificate of Incorporation or the Company's By-Laws, the stockholders shall be deemed to have approved the Plan if and when it is approved at a meeting of the stockholders by a majority of the voting power of the Voting Stock (all as defined in the Company's Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such meeting.

                                                                       EXHIBIT B

                             ALLEGHANY CORPORATION
                         1993 LONG-TERM INCENTIVE PLAN

     1. PURPOSES OF THE PLAN. The purposes of the Alleghany Corporation 1993 Long-Term Incentive Plan (the "Plan") are to further the long-term growth of Alleghany Corporation (the "Corporation"), to the benefit of its stockholders, by providing incentives to the officers and employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). No member of the Committee, during the one year period prior to such membership or during such membership, shall be granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation or any of its affiliates, except as permitted by Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended, as such Rule may be amended from time to time. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the employees to participate in the Plan, to determine the type, size and terms of awards to be made to each participant selected, and to determine the time or times when awards will be granted. The Committee's interpretation of the Plan or of any awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any participant. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

     3. PARTICIPATION. Participants in the Plan shall be selected by the Committee from among the employees of the Corporation and its subsidiaries. The term "employee" shall mean any person (including any officer or director) employed by the Corporation or a subsidiary on a salaried basis. The term "subsidiary" shall mean any corporation a majority of whose outstanding voting securities is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple awards under the Plan.

     4. AWARDS.

     (a) Types. Awards under the Plan may include, but need not be limited to, cash and/or shares of the Corporation's common stock, $1.00 par value ("Common Stock"), rights to receive cash and/or shares of Common Stock, and options ("Options") to purchase shares of Common Stock, including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options not intended so to qualify. The Committee may also make any other type of award deemed by it to be consistent with the purposes of the Plan.

     (b) Certain Qualifying Awards. The Committee, in its sole discretion, may grant an award to any participant with the intent that such award qualifies as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (a "Qualifying Award"). The right to receive (or retain) any award granted as a Qualifying Award (other than an Option) shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such award is granted. Such performance goals, which may vary from participant to participant and award to award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: revenues, operating income, cash flow, income before income taxes, net income, earnings per share, net worth, stockholders' equity, return on equity or assets or total return to stockholders, whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Prior to the payment of any award granted as a Qualifying Award (other than an Option), the Committee shall certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in any calendar year shall be 15,000 shares of Common Stock, subject to adjustment as provided in section 7(a) hereof.

     (c) Deferred Payments. In awarding any right to receive cash and/or shares of Common Stock, the Committee may specify that the payment of all or any portion of such cash and/or shares of Common Stock shall be deferred until a later date. Deferrals shall be for such periods and upon such other terms as the Committee may determine.

     (d) Vesting, Other Performance Requirements and Forfeiture. In awarding any Options or any rights to receive cash and/or shares of Common Stock (including Qualifying Awards), the Committee (1) may specify that the right to exercise such Options or the right to receive payment of such cash and/or shares of Common Stock shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and (2) may provide for the forfeiture of all or any portion of any such Options or rights in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined.

     (e) Agreements. Any award under the Plan may, in the Committee's discretion, be evidenced by an agreement, which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Committee, and shall be executed by an officer on behalf of the Corporation and by the recipient of the award.

     5. SHARES OF STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in section 7(a) hereof, the number of shares of Common Stock which may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of 300,000 shares. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares.

     6. OPTIONS.

     (a) Term of Options. The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than twelve years after the date on which it was granted.

     (b) Option Price; Fair Market Value. The price ("Option Price") at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 per cent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, Fair Market Value is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

     (c) Payment Upon Exercise. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     (d) Stock Appreciation Rights; Surrender of Options. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

     (e) Effect of Expiration, Termination or Surrender of Options. If an Option shall expire or terminate unexercised as to any shares of Common Stock covered thereby, such shares of Common Stock shall not be deducted from the number available under section 5 hereof. If an Option shall be surrendered as provided in section 6(d) hereof, the shares of Common Stock (if any) paid in consideration of such surrender, but not the shares which had been covered by the Option, shall be deducted from the number available under section 5 hereof.

     7. DILUTION AND OTHER ADJUSTMENTS.

     (a) Changes in Capital Structure. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, capital reorganization, liquidation, reclassification of shares, merger, consolidation, or sale, lease or transfer of substantially all of the assets of the Corporation, the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the awards thereunder, including, without limitation, an adjustment in the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan and in the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any year under section 4(b) hereof. Agreements evidencing Options may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Options upon the occurrence of any of the foregoing events.

     (b) Tender Offers and Exchange Offers. In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.

     (c) Limits on Discretion to Make Adjustments. Notwithstanding any provision of this section 7 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as

"performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     8. MISCELLANEOUS PROVISIONS.

     (a) Right to Awards. No employee or other person shall have any claim or right to be granted any award under the Plan.

     (b) Rights as Stockholders. A participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the participant.

     (c) No Assurance of Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

     (d) Costs and Expenses. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

     (e) Unfunded Plan. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any award under the Plan.

     (f) Withholding Taxes. The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to awards paid in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock.

     (g) Assignment or Transfer. No awards under the Plan nor any rights or interests therein shall be assignable or transferable by the recipient thereof except, in the event of a participant's death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the recipient, awards under the Plan requiring exercise shall be exercisable only by such holder or by the guardian or legal representative of such holder.

     (h) Beneficiary. Any payments on account of awards under the Plan to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of the Corporation or, in the absence of such designation, according to the laws of descent and distribution.

     (i) Nature of Benefits. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

     (j) Compliance with Legal Requirements. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

     9. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to section 7 hereof), (ii) extend the period during which awards may be granted under the Plan, (iii) increase the maximum term for which Options may be issued under the Plan, (iv) decrease the minimum Option Price at which Options may be issued under the Plan, or (v) materially modify the requirements for eligibility to participate in the Plan. With the consent of the participants affected, the Committee may amend outstanding agreements evidencing awards under the Plan, and may amend the terms of awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan.

     10. EFFECTIVE DATE AND TERM OF PLAN. The Plan, as amended and restated, shall be effective as to awards granted on or after January 1, 1994, and awards with performance periods which begin in 1994, and shall become effective when approved at a meeting of stockholders by a majority of the voting power of the Voting Stock (all as defined in the Corporation's Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such meeting. The Plan shall terminate at the close of business on December 31, 2002, unless sooner terminated by action of the Board of Directors of the Corporation. No award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

     11. LAW GOVERNING.

     The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

Amended and Restated
January 1, 1994

PROXY                                                                      PROXY


                              ALLEGHANY CORPORATION

                   PROXY FOR ANNUAL MEETING ON APRIL 28, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at The Chase Manhattan Bank, 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 28, 2000 at 2:00 p.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

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
                              ALLEGHANY CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



     A VOTE FOR ITEMS 1, 2, 3 AND 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS

1. Election of Directors:
   John J. Burns, Jr.               Dan R. Carmichael   William K. Lavin

   FOR   WITHHELD  FOR ALL
   ALL     ALL     EXCEPT
   [ ]     [ ]       [ ]

   INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:


2. Proposal to approve the Company's 2000 Directors' Stock Option Plan.

   FOR   AGAINST   ABSTAIN
   [ ]     [ ]       [ ]


3. Proposal to approve the material terms of certain awards under the Company's 1993 Long-Term Incentive Plan.

   FOR   AGAINST   ABSTAIN
   [ ]     [ ]       [ ]

4. Ratification of KPMG LLP as independent auditors for the Company for the year 2000.

   FOR   AGAINST   ABSTAIN
   [ ]     [ ]       [ ]

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

   Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

   -----------------------------------------------------------------------------
                                 Signature

   -----------------------------------------------------------------------------
                                 Signature

   Dated:                         , 2000
         -------------------------


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